                          SEEQ TECHNOLOGY INCORPORATED
                                   EXHIBIT 11
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                     (in thousands except per share amounts)

                                                          Three Months Ended            Six Months Ended
                                                         ----------------------      ----------------------
                                                         Mar 31,        Mar 31,      Mar 31,        Mar 31,
                                                          1996           1995         1996           1995
                                                         -------       -------       -------       -------
                                                              (Unaudited)                         (Unaudited)
PRIMARY
Earnings:
   Net income                                            $   490       $   470       $   197       $   964
   Add interest expense reduction
   (as determined by the modified treasury
    stock method)                                           --              12          --              64
                                                         -------       -------       -------       -------

   As adjusted                                           $   490       $   482       $   197       $ 1,028
                                                         =======       =======       =======       =======
Shares:

   Average common shares outstanding                      30,013        26,353        29,943        26,353
   Add effect of dilutive options and warrants (as
   determined by the treasury stock method and
   the modified treasury stock method)                     1,916           384         2,129           293
                                                         -------       -------       -------       -------
   As adjusted                                            31,929        26,737        32,072        26,646
                                                         =======       =======       =======       =======

Primary earnings per share                               $  0.02       $  0.02       $  0.01       $  0.04
                                                         =======       =======       =======       =======

FULLY DILUTED
Earnings:

   Net income (loss)                                     $   490       $   470       $   197       $   964
                                                         =======       =======       =======       =======
Shares:
   Average common shares outstanding                      30,013        26,353        29,943        26,353
   Add effect of dilutive options and warrants (as
   determined by the treasury stock method and
   the modified treasury stock method)                     1,916         2,145         2,129         2,104
                                                         -------       -------       -------       -------
   As adjusted                                            31,929        28,498        32,072        28,457
                                                         =======       =======       =======       =======

Fully diluted earnings per share                         $  0.02       $  0.02       $  0.01       $  0.03
                                                         =======       =======       =======       =======









                                       16